                                                                     Exhibit 8.1

      The following is a list of all of Koor Industries Ltd.'s significant subsidiaries, affiliates and other companies in which we have invested as of
December 31, 2006, including the name, country of incorporation or residence, proportion of ownership interest and, if different, proportion of voting power held.

                                                    Percentage
                                     Country of         of       Percentage of
                                    Incorporation    Ownership      Voting
  Name of Subsidiary/Affiliate      or Residence     Interest      Rights(1)
---------------------------------   ------------    ----------    ---------
Koor Corporate Venture Capital         Israel          100%          100%
Makhteshim Agan Industries Ltd.        Israel         37.1%         39.6%
ECI Telecom Ltd. (2)                   Israel         27.7%         28.1%
Telrad Networks Ltd.                   Israel         61.0%         61.0%
ECtel Ltd. (3)                         Israel         18.8%         21.4%
Sheraton Moriah (Israel) Ltd. (4)      Israel         56.5%         56.5%
Knafaim Holdings Ltd. (5)              Israel          9.2%          9.2%
Epsilon Investment House Ltd.          Israel           50%           50%
Dekolink Wireless Ltd.                 Israel           70%           70%
Scopus Video Networks Ltd. (6)         Israel         22.2%         22.2%
A.K.A. Development Ltd.                Israel         33.3%         33.3%
Microwave Networks Inc.             United States     97.5%         97.5%

----------------------

(1) Represents the ownership percentage used by Koor Industries Ltd. ("Koor")
    for accounting purposes, which is based on voting rights.

(2) An entity controlled by Koor's controlling shareholder holds approximately
    13% of ECI Telecom.

(3) An entity controlled by Koor's controlling shareholder holds approximately
    9% of ECtel.

(4) On December 17, 2006, Koor signed an agreement for the sale of its entire holding in Sheraton-Moriah (Israel) Ltd. The transaction was completed on
    April 26, 2007, after receiving all requisite approvals.

(5) On May 8, 2007, Koor signed an agreement to sell 4.96% of Knafaim for consideration of approximately $7.4 million, and on June 5, 2007, the purchaser notified Koor that it is exercising an option granted to it to purchase the balance of Koor's shareholding in Knafaim, representing approximately 4.2% of Knafaim for total additional consideration of approximately $6.3 million.

(6) On January 11, 2007, Koor sold its entire holdings in Scopus Video Networks for consideration of approximately $16 million.